Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Form 10-K of Energy XXI (Bermuda) Limited, as well as in the Notes to the Consolidated Financial Statements included in such Form 10-K, to our reserve reports to the interest of Energy XXI (Bermuda) Limited and its subsidiaries (collectively the “Company”), relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and present values thereof for certain periods. We also consent to the incorporation by reference of such reports in the Registration Statements on Forms S-8 (No. 333-166723, No. 333-155065 and No. 333-163736) and Forms S-3 (No. 333-165739, No. 333-159894 and No. 333-152449) of Energy XXI (Bermuda) Limited. We also consent to the Company’s use of the phrase “independent oil and gas consultant” as referencing Netherland, Sewell & Associates, Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons
President and Chief Operating Officer

Houston, Texas
September 8, 2010